Exhibit 4.2
GOLF GALAXY, INC.
2004 STOCK INCENTIVE PLAN
(As Amended and Restated on March 27, 2008)
     The purpose of the Golf Galaxy, Inc. 2004 Stock Incentive Plan (the “Plan”) is to promote the growth and profitability of Golf Galaxy, Inc. (the “Company”) and its Affiliates (as defined below) by providing its directors, officers, employees, consultants and other service providers (“Eligible Persons”) with an incentive to achieve long-term corporate objectives, to attract and retain persons of outstanding competence, and to provide such persons with an equity interest in the Company. The Plan is amended and restated as set forth herein to comply with Section 409A.
     1. Shares Subject to Plan. Subject to adjustment as provided in Sections 8 and 9 of the Plan, an aggregate of One Million (1,000,000) shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (“Common Stock”) may be subject to awards granted under the Plan. Of such aggregate Plan limit, the maximum number of shares of Common Stock that may be issued as Incentive Stock Options under the Plan shall be limited to One Million (1,000,000) shares. Shares that are subject to an award which expires or is terminated unexercised, or which are reacquired by the Company upon the forfeiture of restricted Shares, shall again be available for issuance under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an award under the Plan or in connection with the satisfaction of tax obligations relating to an award (other than an Incentive Stock Option) shall again be available for granting awards under the Plan. Any previously issued shares of Common Stock that are used by an award recipient as full or partial payment to the Company of the purchase or exercise price relating to an award or in connection with the satisfaction of tax obligations relating to an award shall again be available for granting Awards under the Plan.
     2. Administration.
     a. Compensation Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Board”), or such other committee of the Board as the Board may from time to time designate (the “Committee”). The Committee shall be comprised of not less than such number of directors as shall be required to permit awards granted under the Plan to qualify under Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation, and no member of the Committee shall be an employee of the Company or an Affiliate within the meaning of Rule 16b-3.
     b. Powers and Duties. The Committee shall have the authority to make rules and regulations governing the administration of the Plan; to select the Eligible Persons to whom awards shall be granted; to determine the type, amount, size and terms of awards; to determine the time when awards shall be granted; to determine whether any restrictions shall be placed on Shares purchased pursuant to any option or issued pursuant to any award; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations need not be uniform, and may be made by it selectively among Eligible Persons, whether or not such persons are similarly situated. All interpretations, decisions or determinations made by the Committee with respect to the Plan shall be final and conclusive.
     3. Eligibility; Participants.
     a. Any Eligible Persons who provide services to the Company or any of its Affiliates shall be eligible to receive awards under the Plan. Eligible Persons may be selected to receive awards individually or by group or category (for example, by pay grade) as the Committee may determine. The selection of officers of the Company to receive awards under the Plan and the terms of any award granted to such officers shall be approved by the Committee. The Committee, in its sole discretion, may delegate to one or more officers of the Company the authority to select persons who are not officers of the Company to receive awards under the Plan and to establish the terms of awards granted to such persons.
     b. A person who has been granted an award under this Plan, or under any predecessor plan, may be granted additional awards if the Committee shall so determine. Except to the extent otherwise provided in the instrument evidencing an award, the granting of an award under this Plan shall not affect any outstanding award previously granted under this Plan or under any other plan of the Company or any Affiliate.
     c. For purposes of this Plan, the term “Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
     4. Awards. The Committee may make awards to Eligible Persons in the form of (i) stock options which are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Code, or any successor provision, (ii) stock options which are not intended to so qualify (“Non-Qualified Options”), (iii) awards of restricted stock, or (iv) any combination thereof.
     5. Stock Options. A stock option granted pursuant to the Plan shall entitle the optionee, upon exercise, to purchase Shares at a specified price during a specified period. Options shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each such option shall be subject to the following requirements:
     a. Type of Option. Each option shall be identified in the instrument pursuant to which it is granted as an Incentive Stock Option or as a Non-Qualified Option, as the case may be.
     b. Term. No option shall be exercisable more than ten years after the date on which it is granted.

     c. Payment. The purchase price of Shares subject to an option (“Exercise Price”) shall be payable in full at the time the option is exercised. Subject to Section 19, payment may be made in cash, in shares of Common Stock having an aggregate fair market value on the date of exercise which is not less than the Exercise Price, or by a combination of cash and such shares, as the Committee may determine, and subject to such terms and conditions as the Committee deems appropriate.
     d. Options Not Transferable. Except to the extent permitted by the instrument evidencing such option, no option shall be transferable by the optionee other than by will or by the laws of descent and distribution. If, pursuant to the instrument evidencing any option, such option remains exercisable after the optionee’s death, it may be exercised, to the extent permitted by such instrument, by the personal representative of the optionee’s estate or by any person who acquired the right to exercise such option by bequest, inheritance or otherwise by reason of the optionee’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit an optionee to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such optionee holds such option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. No option granted under the Plan may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.
     e. Incentive Stock Options. If an option is an Incentive Stock Option, it shall be subject to the following additional requirements:
     i. Incentive Stock Options may be granted only to persons who are employees of the Company or of an Affiliate.
     ii. The Exercise Price of Shares that are subject to an Incentive Stock Option shall not be less than 100% of the fair market value of such Shares on the date the option is granted, as determined in good faith by the Committee.
     iii. The aggregate fair market value (determined on the date the option is granted) of the Shares with respect to which Incentive Stock Options are exercisable by the optionee for the first time during any calendar year, under this Plan or any other plan of the Company or any Affiliate, shall not exceed $100,000.
     iv. The Exercise Price of Shares that are subject to an Incentive Stock Option granted to an employee who, at the time such option is granted, owns 10% or more of the total combined voting power of all classes of stock of the Company or of an Affiliate shall not be less than 110% of the fair market value of such Shares on the date such option is granted, and such option may not be exercisable more than five years after the date on which it is granted. For the purposes of this subparagraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee.
Subject to the foregoing, options may be made exercisable in one or more installments, upon the happening of certain events, upon the fulfillment of certain conditions, or upon such other terms and conditions as the Committee shall determine.
     6. Restricted Stock. Restricted stock awards granted pursuant to the Plan shall entitle the holder to receive Shares, subject to forfeiture if specified conditions are not satisfied at the end of a specified period, and shall be subject to such additional terms and conditions as the Committee shall from time to time approve; provided, that each such award shall be subject to the following requirements:
     a. Restricted Period. The Committee shall establish a period (the “Restricted Period”) at the time an award is granted during which the holder will not be permitted to sell, transfer, assign, pledge or otherwise encumber the Shares subject to the award. The Committee may provide for the lapse of restrictions in installments, or upon the occurrence of certain events, where deemed appropriate. Any attempt by a holder to dispose of restricted Shares in a manner contrary to the applicable restrictions shall be void and of no force and effect. Notwithstanding the foregoing, the Committee may, but is not obligated to, permit acceleration of vesting of such awards in the event of the recipient’s death, disability or retirement.
     b. Rights During Restricted Period. Except to the extent otherwise provided in this Section 6 or under the terms of any instrument, during the Restricted Period the holder of restricted Shares shall have all of the rights of a shareholder in the Company with respect to such Shares, including the right to vote the Shares and to receive dividends and other distributions with respect to the Shares; provided, that all stock dividends, stock rights and stock issued upon split-ups or reclassifications of Shares shall be subject to the same restrictions as the Shares with respect to which such stock dividends, rights, or additional stock are issued, and may be held in custody as provided below in this Section 6 until the restrictions thereon shall have lapsed.
     c. Forfeitures. Except to the extent otherwise provided in any restricted stock instrument, all Shares then subject to any restriction shall be forfeited to the Company without further obligation of the Company to the holder thereof, and all right of the holder with respect to such Shares shall terminate, if the holder shall Separate from Service with respect to the Company or its Affiliates, or if any condition established by the Committee for the release of any restriction shall not have occurred, prior to the expiration of the Restricted Period.
     d. Issuance and Delivery of Shares. A restricted stock award under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. The Committee may require that the recipient of any restricted stock award deliver to the Company one or more stock powers, endorsed in blank, relating to the restricted Shares as a condition of receiving the award. Such certificate or certificates, if any, shall be registered in the name of the recipient and shall bear an appropriate legend referring to the restrictions applicable to such restricted stock. Shares representing restricted stock that is no longer subject to restrictions shall be delivered to the recipient promptly after the applicable restrictions lapse or are waived.
     e. Gifts, Etc. Notwithstanding any other provision of this Section 6, the Committee may permit a gift of restricted stock to the holder’s spouse, child, stepchild, grandchild, or legal dependent, or to a trust whose sole beneficiary or beneficiaries shall be the holder and/or any one or more of such persons; provided, that the donee shall have entered into an agreement with the Company pursuant to which it agrees that the restricted stock shall be subject to the same restrictions in the hands of such donee as it was in the hands of the donor.
     7. Instruments. Each award granted pursuant to the Plan shall be evidenced by a written instrument or other document evidencing the award, setting forth the terms and conditions upon which it is granted, and duly executed on behalf of the Company and, if requested by the Company, signed by the recipient. Multiple awards may be evidenced by a single instrument. Subject to the limitations set forth in the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding award, prospectively or retroactively. Except as otherwise provided herein or in an instrument evidencing an award, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such award, without the consent of the holder or beneficiary thereof.
     8. Adjustments. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, combination, or exchange of shares or other similar corporate change, then if the Committee shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the maximum number of Shares subject to this Plan, or in the number of Shares subject to an award, the Exercise Price or value of an outstanding award, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of this Plan . No adjustment shall be made in connection with the issuance by the Company of any shares of Common Stock, any warrants, rights or options to acquire shares of Common Stock, or any securities convertible into Common Stock. Notwithstanding the foregoing, with respect to any Award subject to Section 409A, no such adjustment shall be authorized to the extent that such adjustment would cause the Award or Plan to fail to comply with Section 409A.
     9. Merger, Consolidation, Reorganization, Liquidation, etc. Subject to the provisions of the instrument evidencing any award, if the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization or liquidation, the Board shall have the power to make any arrangement it deems advisable with respect to outstanding awards and in the number of Shares subject to this Plan, which shall be binding for all purposes of this Plan, including, but not limited to, the substitution of new awards for any awards then outstanding, the assumption of any such awards, and the termination of such awards. Notwithstanding the foregoing, with respect to any Award subject to Section 409A, no such adjustment shall be authorized to the extent that such adjustment would cause the Award or Plan to fail to comply with Section 409A.
     10. Expenses of Plan. The expenses of administering this Plan shall be borne by the Company and its Affiliates.
     11. Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Affiliates and upon any other information furnished in connection with this Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Board or the Committee be liable for any determination made or other action taken or omitted in reliance upon any such report or information, or for any action taken or omitted, including the furnishing of information, in good faith.
     12. Rights as Shareholder. Except to the extent otherwise specifically provided hereon, no recipient of any award shall have any rights as a shareholder with respect to Shares sold or issued pursuant to the Plan until such shares have been issued to such person.
     13. General Restrictions. Each award granted pursuant to the Plan shall be subject to the requirement that if, in the opinion of the Board or the Committee, the listing, registration or qualification of any Shares related thereto upon any securities exchange or under any state or federal law, the consent or approval of any regulatory body, or an agreement by the recipient with respect to the disposition of any such Shares, is necessary or desirable as a condition of the issuance or sale of such Shares, such award shall not be consummated unless and until such listing, registration, qualification, consent, approval or agreement is effected or obtained in form satisfactory to the Board or the Committee. Notwithstanding the foregoing or any provision of the Plan or an Award to the contrary, the Committee may at any time (without the consent of any Participant) modify or amend any or all of the provisions of the Plan or an Award to the extent necessary to conform the provisions of the of the Plan or an Award with Section 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of the Award shall adversely affect the rights of a Participant..
     14. Employment Rights. Nothing in this Plan, or in any instrument issued hereunder, shall confer upon any person the right to continue to provide services to the Company or an Affiliate as a director, officer, employee, consultant or other service provider, or affect the right of the Company or Affiliate to terminate such person’s service at any time, with or without cause.
     15. Withholding. If the Company proposes or is required to issue Shares pursuant to the Plan, it may require the recipient to remit, or it may withhold from such award or from the recipient’s other compensation, an amount, in the form of cash or Shares, sufficient to satisfy any applicable federal, state or local tax withholding requirements prior to the delivery of any Shares. The Company may, in its discretion, permit a Participant (or any beneficiary or other Person entitled to act) to elect to pay a portion or all of the amount such taxes in such manner as the Committee shall deem to be appropriate, including, but not limited to, authorizing the Company to withhold, or agreeing to surrender to the Company, Shares owned by such Participant or a portion of such forms of payment that would otherwise be distributed pursuant to an Award. Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements for equity classification of Paragraph 35 of FASB Statement No. 123(R) and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.
     16. Amendments. The Board may at any time, and from time to time, amend the Plan in any respect, except that no amendment:
     a. materially increasing the benefits accruing to participants under the Plan;
     b. increasing the number of Shares available for issuance or sale pursuant to the Plan (other than as permitted by Sections 8 and 9);
     c. materially modifying the requirements as to eligibility for participation in the Plan;
     d. shall be made without the affirmative vote of the holders of at least a majority of the voting stock of the Company.
     17. Shareholder Approval. The Plan is subject to approval by the holders of at least a majority of the voting stock of the Company, and any award granted under the Plan prior to the date of such approval shall be contingent upon such approval; provided, further, that no Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable prior to approval of the Plan’s material terms by the Company’s stockholders.
     18. Effective Date; Duration. This Plan shall be effective as of July 15, 2004, subject to shareholder approval of the Plan as described above on or before August 31, 2004, 2004 . No awards shall be granted under the Plan after the earlier of (a) the date on which the Plan is terminated by the Board; or (b) July 14, 2014. Awards outstanding at the termination of the Plan may continue to be exercised in accordance with their terms after such termination.
     19. Section 409A. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:
     a. If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination unless another compliant date is specified in the applicable agreement.

     b. For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service or employment will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.
     c. The Board, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Board shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options, Stock Appreciation Rights and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Board to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period). To the extent authorized, a Participant who first becomes eligible to participate in the Plan may file an election (“Initial Election”) at any time prior to the 30-day period following the date on which the Participant initially becomes eligible to participate in the Plan (or at such other date as may be specified by the Board to the extent consistent with Section 409A). Any such Initial Election shall only apply to compensation earned and payable for services rendered after the effective date of the Election.
     d. The grant of Non-Qualified Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees and Eligible Directors of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

     e. Notwithstanding anything to the contrary contained herein and with respect to Options that were earned and vested under the Plan prior to January 1, 2005 (as determined under Section 409A, “Grandfather Options”), such Grandfathered Options are intended to be exempt from Section 409A and shall be administered and interpreted in a manner intended to ensure that any such Grandfathered Option remains exempt from Section 409A. No amendments or other modifications shall be made to such Grandfathered Options except as specifically set forth in a separate writing thereto, and no amendment or modification to the Plan shall be interpreted or construed in a manner that would cause a material modification (within the meaning of Section 409A, including Treas. Reg. § 1.409A-6(a)(4)) to any such Grandfathered Options.
     f. In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.
     g. Definitions.
     i. “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.
     ii. “Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.
     iii. “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A and the procedures established by the Company.